EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference into the Whitman Education Group, Inc. Registration Statement 33-64151 on Form S-3 and the Registration Statement No. 333-16007 on Form S-8 and the related prospectuses, of our report relating to the consolidated financial statements of Lansdowne University, Ltd., d/b/a Huron University, United States Branches, dated November 22, 1996, except for Notes 5, 7 and 11, for which the date is February 10, 1997 appearing in this Report on Form 8- K/A of Whitman Education Group, Inc.


/S/      EIDE HELMEKE PLLP
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         EIDE HELMEKE PLLP


February 27, 1997
Aberdeen, South Dakota